Exhibit 99.1

Higher One enhances student experience with acquisition of PayDivvy's social bill pay software
New technology strengthens OneAccount experience with advanced payments solutions

[New Haven, CT, August 1, 2013]—Higher One, a leader in providing services to higher education administrators and students at more than 1,600 campuses across the U.S., has acquired a unique social payments solution from PayDivvy, Inc. The software provides a more effective way for college students to make person-to-person payments and manage the payment of bills with roommates or other groups.

The acquisition of PayDivvy's proven social payments software marks a continued emphasis on incorporating emerging technology to meet the ever-changing needs of an increasingly more mobile and collaborative student population.

"We believe that consumers have complex payment needs every day that include everything from splitting a dinner tab to sharing an electric bill with their roommates," said Whitney Stewart, Vice President of Product Management at Higher One.  "The PayDivvy software solution allows for a quick, fully-electronic easy way to track bills and make payments so consumers can focus on other priorities."

The technology Higher One has acquired from PayDivvy enables students to eliminate the manual routine of "settling up."  The technology will enable a student to electronically split a bill with their friends or roommates, notify each person what they owe and allow them to electronically send money to one student's account from which the payment will be made. Those who use the OneAccount, Higher One's principal account with fast access to money and premium features, and other checking accounts offered through Higher One's bank partners, will be able to leverage the software to simplify the routine of splitting their bills, collecting money and managing group payments.

"Higher One is the ideal partner for us serving more than two million banking customers," said Mike Melby, CEO of PayDivvy.  "We have built an amazing product at the cross-section of social, mobile and payment technology, practically tailored for Higher One's customer base."

From its beginnings in 2000, Higher One has been committed to increasing awareness of financial literacy and money management for college students.  The addition of enhanced peer to peer (P2P), bill splitting and shared payment options are just a few more ways Higher One is now able to help students make the most of their Higher One checking account and their college budget.

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About Higher One
Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on creating cost-saving efficiencies for higher education institutions and providing high-value services to students. Higher One offers a wide array of technological services on campus, ranging from streamlining the institution's performance analytics and financial aid refund processes to offering students innovative banking services, tuition payment plans, and the basics of financial management. Higher One works closely with colleges and universities to allocate resources more efficiently in order to provide a higher quality of service and education to students.

Founded in 2000 on a college campus by students, Higher One now serves more than half of the higher education market, providing its services to over 1,600 campuses and more than 13 million students at distinguished public and private institutions nationwide. More information about Higher One can be found at HigherOne.com.

Media Contact
Lauren Perry
LPerry@HigherOne.com
203.776.7776 x4495